Exhibit 4.2

ZTO EXPRESS (CAYMAN) INC.

(INCORPORATED IN THE CAYMAN ISLAND WITH LIMITED LIABILITY)

2024 SHARE INCENTIVE PLAN

（APPROVED AND ADOPTED BY THE BOARD ON MARCH 19, 2024）

1.DEFINITIONS AND INTERPRETATION

For purposes of this Plan, unless the context requires otherwise, the following expressions have the respective meanings :

“Class A Ordinary Share(s)” means the ordinary Shares of the Company, par value US$0.0001 per Share, and owning Class A Ordinary Share(s) enables the holder one vote per Share on any resolution proposed at general meetings of the Company.

“American Depositary Share(s)” means American Depositary Share(s) of the Company, each representing one Class A Ordinary Share.

“Class B Ordinary Share(s)” means the ordinary Shares of the Company, par value US$0.0001 per Share with different voting rights, and owning Class B Ordinary Share(s) enables the holder ten votes per Share on any resolution proposed at general meetings.

“Company” means ZTO Express (Cayman) Incorporation, a company incorporated in the Cayman Islands with limited liability, and dual-primary listed on the Hong Kong Stock Exchange and New York Stock Exchange

“Group” means any of the Company and Subsidiaries of the Company.
“Plan” means 2024 Share Incentive Plan of ZTO Express (Cayman) Inc. approved and adopted on March 19, 2024
“Adoption Date” means the date on which the Board approves and adopts 2024 Share Incentive Plan of ZTO Express (Cayman) Inc.
“Award(s)” means an Option, Restricted Share Unit or other types of award approved by the Company granted to a Participant pursuant to the Plan.
“Option” means a right granted to a Participant pursuant to the Plan to purchase shares of the Company.

“Restricted Share Unit” means a right granted to a Participant pursuant to the Plan, allowing Participant to receive a specific number of shares at a specified price upon satisfying the vesting conditions.

“Eligible Participant(s)/ Participant(s)” includes: (i)Employee Participant(s); (ii)Service Provider Participant(s).
Employee Participant(s) means employee (whether full time or part time or otherwise employed), director or senior employee of any member of the Group on grant date.

“Service Provider Participant(s)” means persons (whether natural person, legal entity, or other person) providing services to the Group on a continuing basis in its ordinary and usual course of business which are in the interests of the long-term growth of the Group. For the avoidance of doubt, Service Provider Participant(s) does not include placing agents or financial advisers providing advisory services for fundraising, mergers or acquisitions or professional service providers such as auditors or valuers (who provide assurance or are required to perform services to the Group with impartiality and objectivity).

“Grantee” means any Participant who accepts the Offer of the grant of any Award in accordance with the terms of this Plan, or his/her wholly owned entity (with the grantee being duly authorized representative), or (where the context so permits) a person entitled to any such Award in consequence of the death of the original Grantee or the legal personal representative(s) of such person.

“Offer” means the offer/letter of the grant of Awards made in accordance with this Plan.

“Option Period” means a period during which an Option may be exercised, and in any event, such period shall expire at the close of business on the business day immediately preceding the tenth anniversary of the date of the grant of the options.

“Grant Date” means the date specified in the Offer.
“Trustee(s)” means the person delegated by the Company for the administration of the Plan.

“Articles of Association” means the memorandum and articles of association of the Company as amended from time to time.
“Auditors” means the auditors for the time being of the Company.

“Board” means the board of Directors. For the purposes of this Plan, it will include, as permitted by the context, a committee or subcommittee or person authorized from time to time by the Board to administer the 2024 Share Incentive Plan.

“Business Day” means a day (excluding Saturdays and Sundays) on which Hong Kong Stock Exchange (when it comes to Hong Kong Stock Exchange) and New York Stock Exchange (when it comes to New York Stock Exchange) is open for trading and on which banks are open for normal banking business in Hong Kong.

“Cayman Companies Act” means the Companies Act of the Cayman Islands (revised), as amended, repromulgated, or otherwise consolidated or substituted from time to time.
“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange, as amended, supplemented or otherwise modified from time to time.
“SFO” means the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong), as amended, supplemented and/or otherwise modified from time to time.

“Share(s)” means the Class A Ordinary Share(s) and Class B Ordinary Share(s) in the issued share capital of the Company with a par value of US$0.00001 each or if there has been a subsequent subdivision, consolidation, reclassification, or reconstruction of the share capital of the Company, shares forming part of the ordinary equity share capital of the Company.

“Shareholder(s)” means holder(s) of the Shares from time to time.
“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“NYSE” means New York Stock Exchange.
“Takeovers Codes” means the Codes on Takeovers and Mergers and Share Buybacks issued by the Securities and Futures Commission of Hong Kong (as amended from time to time).
“Subsidiary” means any subsidiary as defined by the Hong Kong Listing Rules.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“US $” means United States dollars, the lawful currency of the United States.
“%” means percentage.

1.2In this Plan, save where the context otherwise requires:

(a)	the headings and index are inserted for reference only and shall not affect the construction of any provisions of this Plan;
(b)	reference to Clause(s) are to clause(s) of this Plan;
(c)

any reference to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), shall include any subsidiary statute enacted under the relevant statute.

(d)	expressions in any gender shall include other genders;
(e)	expressions in the singular include the plural and vice versa;
(f)	any reference to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organizations, associations, enterprises, and branches; and
(g)	any reference to a statutory body includes the organization or body established to replace such statutory body or for performing the functions of such statutory body.

2.PURPOSE

2.	The specific objectives of this Plan are to:
(a)	to recognize the contributions by certain Participants with an opportunity to acquire a proprietary interest in the Company;
(b)	to encourage and retain such individuals for the continual operation and development of the Group;
(c)

to align the interests of the Eligible Participants directly to the shareholders of the Company through ownership of Shares, with a view to achieving the objectives of increasing the value of the Group and Shares.

3.	DURATION AND SOURCES OF SHARES
3.1

Subject to any early termination determined by the Board as set out in this Share Incentive Plan, this Share Incentive Plan shall be valid and effective for a period of ten (10) years commencing on the Adoption Date after which period no further Awards will be granted but the provisions of this Share Incentive Plan shall in all other respects remain in full force and effect, and Awards which are granted during the life of this Share Incentive Plan may continue to be exercisable in accordance with its granting terms, vesting schedule (if any) and other relevant terms.

3.2	The Plan is based solely on existing Shares and does not involve the issuance of new Shares.
4.	ADMINISTRATION
4.	The Plan shall be subject to the administration of the Board and the decisions of the Board shall be final and binding on all parties. The Board shall be entitled to:
(a)	approve and adopt this Plan;
(b)	interpret and construe the provisions of this Plan;
(c)

delegate all or part of such administration to the chief executive officer, a committee or any other authorized agent(s) as deemed appropriate at the sole discretion of the Board. Unless otherwise indicated, if the Board delegates its authority to administer the Plan to the chief executive officer, committee or other authorized agent(s) by the Board, the chief executive officer, the committee, or such other authorized agent(s) shall enjoy the same absolute discretion as the Board may have under this Plan.

(d)

determine the persons who will be offered Awards, type(s) of Awards, the number of Shares, the exercise price, and vesting/exercising arrangements in relation to such Awards in accordance with the terms of the Plan.

(e)	make such other decisions or determinations as it shall deem appropriate for the administration of this Plan.
5.	ELIGIBLE PARTICIPANT AND CRITERIA
5.	The basis of eligibility of any Participant to the grant of any Award shall be determined by the Board from time to time in accordance with the following criteria:
(a)	employee Participant(s) is an employee (whether full time or part time or otherwise employed), director or senior employee of any member of the Group.

(b)

service Provider Participant(s) is any person (whether natural person, legal entity, or other person) providing services to the Group on a continuing basis in its ordinary and usual course of business which are in the interests of the long-term growth of the Group. For the avoidance of doubt, Service Provider Participant(s) does not include placing agents or financial advisers who advise the Group on financing, mergers and acquisitions or professional service providers such as auditors or valuers (who provide assurance or are required to provide services to the Group in a fair and objective manner).

6.	MAXIMUM NUMBER OF SHARES SUBJECT TO AWARDS
6.1

The maximum number of Shares in respect of which Awards may be granted under this Plan by the Board shall not in aggregate exceed 30,000,000 shares, representing 3.6906% of the total number of issued Shares as at the Adoption Date.

6.2

For any 12-month period, the aggregate number of Shares issued and to be issued in respect of all Awards granted to any Eligible Participant under this Plan shall not exceed one (1) percent of the issued shares of the Company from time to time.

7.	GRANT OF REWARDS
7.1

Subject to the terms of this Plan and the requirements of the listing rules of the listing venue of the Company’s shares, the Board shall be entitled (not obligated) at any time and from time to time within the period of ten years commencing on the Adoption Date to make an Offer to any Participant as the Board may in its absolute discretion select. No Awards shall be granted to a Participant where dealings by such Participant are prohibited or may be prohibited under any applicable law, regulation or rule (including the listing rules of the listing venue of the Company’s shares), unless it complies with or is exempted from or approved by any applicable law, regulation or rule (including the listing rules of the listing venue of the Company’s shares), nor shall any instructions to subscribe for any Shares be given to the Trustee (including that no Awards shall be granted to any Participant during the periods (a), (b), (d) and (e) below or any instructions to subscribe for any Shares be given to the Trustee during the periods (a)-(e) below):

(a)

where the Company possesses any information that must be disclosed pursuant to Rule 13.09 of the Hong Kong Listing Rules or where the Company reasonably believes there is inside information which must be disclosed under Part XIVA of the SFO, until (and including) the trading date after such inside information has been published on the websites of Hong Kong Stock Exchange and the Company;

(b)	after any inside information in relation to the securities of the Company has occurred or has become the subject of a decision, until such inside information has been published;
(c)	the period from the first day of any fiscal quarter up to the second trading date after the publication of the last quarterly results;

(d)

on any day on which the financial results of the Company are published and during the period of: (i) sixty (60) days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and(ii) thirty (30) days immediately preceding the publication date of the quarterly results and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results; or

(e)

in any other circumstances where dealings by Selected Participant (including directors of the Company) are prohibited under the listing rules of the listing venue of the Company’s shares, the SFO or any other applicable laws or regulations or where the requisite approval from any applicable regulatory authorities has not been granted.

7.2	The Offer shall set out the terms in respect of which the Award will be granted, including but not limited to the following:
(a)	type(s) of Awards to be granted;
(b)	the number of Shares underling the Awards to be granted;
(c)	the Grant date and the last date for acceptance of the Offer;
(d)

the vesting schedule and any performance target or other conditions (if any) that must the achieved before Options or Restricted Share Units or any other types of Awards can be vested, in whole or in part;

(e)	exercise price of Option and Option Period and/or Purchase Price of Restricted Share Unit and other type(s) of Awards; and
(f)

any other terms that the Board may deem necessary and shall not be inconsistent with any other terms of the Plan and the applicable laws, regulations and rules (including the listing rules of the listing venue of the Company’s shares).

7.3

Participants may accept the entirety number of Shares for which it is offered in a specified manner in the Offer with the specified period in the Offer, unless waived by the Board, an Offer shall be deemed to have been accepted and the Awards to which the Offer relates shall be deemed to have been granted and to have taken effect when the letter duly signed by the Grantee is received by the Company within the period specified in the Offer. No amount shall be payable by the Grantee for the acceptance of the Offer at the time of such acceptance. To the extent that the Offer of the grant of Award is not accepted within the period specified in the Offer, it will be deemed to have been irrevocably rejected by the Participant and the Offer shall lapse and become null and void.

8.	EXERCISE PRICE AND PURCHASE PRICE
8.1	The exercise price shall be determined by the Board in its absolute discretion, notified to a Participant and set out in the Offer.

8.2	The exercise price of the Option(s) shall not be lower than the higher of:
(i)

if the Options to be granted are exercisable into Shares represented by American Depositary Shares with prices denominated in United States dollars, then (a) the closing price of the American Depositary Shares as stated in the New York Stock Exchange’s daily quotations sheets on the Grant Date, which must be a business day of the New York Stock Exchange; and (b) the average closing price of the American Depositary Shares as stated in the New York Stock Exchange’s daily quotations sheets for the 5 business days immediately preceding the Grant Date.

(ii)

if the Options to be granted are exercisable into Class A Ordinary Shares with prices denominated in Hong Kong dollars, then (a) the closing price of the Shares as stated in the Hong Kong Stock Exchange’s daily quotations sheet on the Grant Date, which must be a business day of the Hong Kong Stock Exchange; and (b) the average closing price of the Shares as stated in the Hong Kong Stock Exchange’s daily quotations sheets for the 5 business days immediately preceding the Grant Date.

9.PERFORMANCE TARGETS

9.1

Vesting of Options or Restricted Share Units or any other types of Awards, shall be subject to performance targets (if any), to be satisfied by the Grantees as determined by the Board from time to time, and set out in the Offer.

9.2

The performance targets may comprise a mixture of attaining satisfactory key performance indicators components (such as the business performance and financial performance of the Group or departmental and individual performance based on the annual performance assessment results) which may vary among the Grantees. The Board (as it sees fit) will evaluate performance against the preset targets to determine whether and to what extent those targets have been achieved from time to time.

10.	VESTING OF RESTRICTED SHARE UNITS

10.1Vesting of Restricted Share Units in this Plan shall be determined by the Board and set out in the Offer.

10.2Subject as otherwise provided in this Plan, Restricted Share Unit may be vested at any time provided that:

(a)

in the event of an offer (whether by way of a general offer, partial offer, takeover offer or scheme of arrangement or otherwise in like manner, voluntary or otherwise) for the Shares or any class of Shares being made to all the Shareholders (or all such holders other than the offeror and/or any persons controlled by the offeror and/or any person acting in concert with the offeror) the Company shall use its best endeavors to procure that an appropriate offer is extended to all the Grantee. If such offer for the Shares or any class of Shares becoming or being declared unconditional, the vesting conditions of the Restricted Share Units granted shall be deemed as satisfied and the Restricted Share Units shall be vested in full to the Grantee (or, as the case may be, his legal personal representative(s)) at any time within 1 month after the date on which the offer becomes or is declared unconditional;

(b)

in the event of a compromise or arrangement between the Company and the Shareholders or its creditors being proposed in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies pursuant to the Cayman Companies Act, the Company shall give notice thereof to all the Grantees (or, as the case may be, their legal personal representatives) on the same day as it gives notice of the meeting to the Shareholders or its creditors to consider such a compromise or arrangement and the Restricted Share Units shall be vested (to the extent not already vested) on such date not later the date of the general meeting directed to be convened by the regulatory authorities for the purposes of considering such compromise or arrangement, or the date of the general meeting of the Company to be convened for the purposes of considering the amalgamation or the merger (as applicable) (the “Suspension Date”). The Board shall give notice to the relevant grantee on vesting of Restricted Share Units in whole or in part (to the extent not already vested), prior to the vesting date in accordance with Clause 10.3, and the Company shall as soon as practicable and, in any event, no later than the business day immediately prior to the date of the proposed general meeting, allocate the relevant Shares or pay the relevant cash amount to the Grantee.

(c)

in the event of acquisition of control or change of control (as defined in the Takeovers Code) of the Company, whether by way of offer, merger, scheme of arrangement or otherwise, and regardless of whether a whitewash waiver or any other applicable waiver is granted by regulatory authorities, unless otherwise directed by the Board, the vesting conditions of the Restricted Share Unites granted shall be deemed as satisfied and all the Restricted Share Unites granted (to the extent not already vested), shall immediately vest in the respective Participant on the date when such change of control event becomes or is declared unconditional and such date shall be deemed to be the date of vesting;

(d)

in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it dispatches such notice to each member of the Company give notice thereof to all Grantees and thereupon, the Restricted Share Units which have not yet vested in the Grantee shall lapse automatically; or

(e)

in the event that any Employee Participant(s) or any Service Provider Participant(s) of the Group is deemed to cease to be an Eligible Participant for any reason, the Restricted Share Units which have not yet vested in the Grantee shall lapse automatically on the date of disqualification (which shall be taken to be the last day on which the Grantee was physically at work with the Group, or the Service Provider where applicable whether salary is paid in lieu of notice or not).

10.3

Upon the vesting of the Restricted Share Units, unless otherwise directed by the Board, the board shall send to the relevant Grantee a vesting notice. Upon receipt of the Vesting Notice, the Grantee is required to return to the Board the duly signed reply slip attached to the Vesting Notice within the period as stipulated in the Vesting Notice, or the Restricted Share Units which would have otherwise vested in such Grantee shall automatically laps. Vested Restricted Share Units will be achieved at the discretion of the Board within a reasonable period from the vesting commencement date thereof in the following manners:

(a)

subject to the terms and condition of the Plan, the Board may direct the relevant Trustee to allocate the Shares underling the Restricted Share Units (and, if applicable, pay the cash or non-cash income, dividends, or distributions and/or the sale proceeds of non-cash and non-scrip distributions in respect of those Shares) to the Grantee; and/or

(b)

the Board may direct the relevant Trustee to pay an equivalent amount to the value of the Shares set out in (a) above (and, if applicable, pay the cash or non-cash income, dividends, or distributions and/or the sale proceeds of non-cash and non-scrip distributions in respect of those Shares) to the Grantee. Such cash amount must be obtained through making on-market sales of such Shares and after deduction or withholding of any tax, fines, levies, stamp duty and/or other charges applicable to the entitlement of the Grantee and the sales of any Shares to fund such payment and in relation thereto.

11.	VESTING AND EXERCISING OF OPTIONS
11.1	Vesting of Options in the Plan shall be determined by the Board and set out in the Offer.
11.2

Upon the vesting of the Options, unless otherwise directed by the Board, the Board shall send to the relevant Grantee a vesting notice. Upon receipt of the vesting notice, the Grantee is required to return to the Board a duly signed reply slip attached to the vestingnotice within the time limit set out in the vesting notice. Options may be exercised in whole or in part by the Grantee upon giving notice to the Company in writing that the Option is thereby exercised and the number of Shares in respect of which it is exercised. If the Option is exercised for Class A ordinary Shares, unless the Option is exercised in full in respect of which the Option remains unexercised, the number of Shares to be exercised must be for a board lot for dealings in the Shares on the Hong Kong Stock Exchange or an integral multiple thereof. Each such notice must be accompanied by a remittance for the full amount of the aggregate exercise price of the Shares or authorization from the Grantee to authorize the Company to sell a certain number of Shares on the exercise date to cover the purchase price and applicable fees and taxes of the Shares in respect of which the notice is given. In the event that the Board does not receive the notice and/or the remittance from the Grantee within the period as stipulated in the rules of the Plan, the Options which would have otherwise vested in such Grantee shall automatically laps. Upon the exercise of an Option, within the period as stipulated in the rules of the Plan and as soon as reasonably practicable after receipt of the exercise notice and the remittance from the Grantee and, the company shall allot the relevant Shares from the Trustee to the Grantee.

11.3	In any event, Option period shall not exceed the tenth anniversary of the Grant Date of any Option.
11.4	Subject as otherwise provided in this Plan, an Option may be exercised by the Grantee at any time during the Option Period provided that:
(a)

in the event of an offer (whether by way of a general offer, partial offer, takeover offer or scheme of arrangement or otherwise in like manner, voluntary or otherwise) for the Shares or any class of Shares being made to all the Shareholders (or all such holders other than the offeror and/or any persons controlled by the offeror and/or any person acting in concert with the offeror) the Company shall use its best endeavors to procure that an appropriate offer is extended to all the Grantee. If such offer for the Shares or any class of Shares becoming or being declared unconditional, the vesting conditions of the Options granted shall be deemed as satisfied and the Grantee (or, as the case may be, his legal personal representative(s)) shall be entitled to exercise the Option in full or in part at any time within 1 month after the date on which the offer becomes or is declared unconditional.

(b)

in the event of a compromise or arrangement between the Company and the Shareholders or its creditors being proposed in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies pursuant to the Cayman Companies Act, the Company shall give notice thereof to all the Grantees (or, as the case may be, their legal personal representatives) on the same day as it gives notice of the meeting to the Shareholders or its creditors to consider such a compromise or arrangement and the Options (to the extent not already lapsed or exercised) shall become exercisable in whole or in part on such date not later than the date of the general meeting directed to be convened by the regulatory authorities for the purposes of considering such compromise or arrangement, or the date of the general meeting of the Company to be convened for the purposes of considering the amalgamation or the merger (as applicable ) (the “Suspension Date”) in accordance with Clause 11.2, the Company shall as soon as practicable and, in any event, no later than the business day immediately prior to the date of the proposed general meeting, allot the relevant Shares to the Grantee.

(c)

in the event of an acquisition of control or change of control (as defined in the Takeovers Code ) of the Company, whether by way of offer, merger, scheme of arrangement or otherwise, and regardless of whether a whitewash waiver or any other applicable waiver is granted by regulatory authorities, unless otherwise directed by the Board, the vesting conditions of the Options granted shall be deemed satisfied and all the Options granted shall immediately vest to the relevant Participant on the date on which such change of control event becomes or is declared unconditional, with such date being deemed the vesting date the relevant Participant (or his personal representative(s), as the case may be) shall be entitled to exercise such Options in full or in part in accordance with Clause 11.2;

(d)

in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it dispatches such notice to each member of the Company give notice thereof to all Grantees and thereupon, each Grantee (or, in the case may be, his legal personal representative(s)) shall be entitled to exercise all or any of his/her/ its Options (to the extent not already lapsed or exercised) at any time not later than the date of the proposed general meeting of the Company in accordance with Clause 11.2, and the Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the propose general meeting referred to above, allot the relevant Shares to the Grantee.

(e)

in the event of any Employee Participant(s) or any Service Provider Participant(s) of the Group ceasing to be an Eligible Participant by termination from service or employment with the Group for reasons other than death, illness, injury, disability (including permanent disability) or for reasons other than one or more under Clause 12.2(e), the Grantee may exercise the Option (to the extent not already exercised) in whole or in part within a period of 12 months (subject to the lock-up period required by applicable laws, regulations and rules, if any) following the date of cessation (which date shall be taken to be the last day on which the Grantee is physically at work with the Group, or the service provider where applicable whether salary is paid in lieu of notice or not) or such longer period as the Directors may determine.

(f)

in the event of any Employee Participant(s) or any Service Provider Participant(s) of the Group ceasing to be an Eligible Participant by termination from service or employment with the Group due to death, illness, injury, disability (including permanent disability) and there is no event which may terminate the service or employment with the Group in accordance with Clause 12.2(e), the Grantee or his legal personal representative(s) (as applicable) may exercise the Option (to the extent not already exercised) in whole or in part within a period of 12 months (subject to the lock-up period required by applicable laws, regulations and rules, if any) following the date of cessation (which date shall be taken to be the last day on which the Grantee is physically at work with the Group, or the service provider where applicable whether salary is paid in lieu of notice or not) or such longer period as the Directors may determine.

(g)

in the event of any Employee Participant(s) or any Service Provider Participant(s) of the Group ceasing to be an Eligible Participant by termination from service or employment with the Group for one or more reasons under 12.2(e), the Option of Guarantee (whether vested or not) shall lapse automatically on the date of disqualification (which shall be taken to be the last day on which the Grantee was physically at work with the Group, or the Service Provider where applicable whether salary is paid in lieu of notice or not).

12.LAPSE OF AWARD

12.1	Any Restricted Share Unit shall lapse automatically and not be vested on the earliest of:
(a)	the expiry of any of the periods or the occurrence of the relevant event referred to in Clauses 10.2(a), (b), and (c);
(b)	subject to Clause 10.2(d), the date of the commencement of the winding-up of the Company;
(c)	subject to Clause 10.2(e), the date on which the Grantee ceases to be an Eligible Participant;
(d)	subject to Clause 10.3, the date after the last day on which the Grantee should return the notice and/or other relevant information to the Company;
(e)	the date on which the Grantee fails to achieve one or more performance targets, or any other relevant conditions specified in the Offer (if any);
(f)	the date on which the Grantee commits a 13.2 breach of the paragraph;
(g)	subject to Clause 15, the date on which the Board determines the application of the malus and/or clawback provisions.
12.2	An Option shall lapse automatically and not be vested/exercisable on the earliest of:

(a)	the expiry of the Option Period;
(b)	the expiry of any of the periods or the occurrence of the relevant event referred to in Clauses 11.4(a), (b), (c), (d) , (e)and (f);
(c)	subject to Clause 11.4(d), the date of the commencement of the winding-up of the Company;
(d)	subject to Clause 11.2, the date after the last day on which the Grantee should return the notice and/or other relevant information to the Company;
(e)

the date on which the Employee Participant or Service Provider Participant ceases to be an Eligible Person by termination from service or employment with the Group due to the following one or more reasons:

(i)	dishonesty or serious misconduct, whether or not in connection with his/her employment;
(ii)

willful disobedience or non- compliance with the terms of his/her employment or service contract with any member of the Group and any Service Provider, or any lawful orders or instructions given by any member of the Group and Service Provider as the case may be;

(iii)	incompetence or negligence in the performance of his/her duties;
(iv)	doing anything that brings the Company or the Group, or any Service Provider into disrepute;
(v)	the Grantee has been convicted for any criminal offence involving his/her integrity or honesty;
(vi)	the Grantee has been charged, convicted or held liable for any offence under the relevant securities laws or any other applicable laws or regulations in force from time to time;
(vii)	any other acts performed/occurred by the Grantee not specified in this plan shall be subject to the relevant terms and conditions of the Employee Manual signed between the Company and the Employee.
(f)	the date on which the Grantee fails to achieve one or more performance targets or any other relevant conditions specified in the Offer (if any);
(g)	the date on which the Grantee commits a 13.2 breach of the paragraph;
(h)	subject to Clause 15, the date on which the Board determines the application of the malus and/or clawback provisions.

13.RIGHT AND TRANSFERABILITY OF AWARD

13.1

Any unvested Restricted Share Unit or unexercised Option shall not carry any right to vote at general meetings of the Company or the right to dividend, transfer, and others. The grantee shall not give instructions (including but not limited to voting rights) to the Trustee in respect of unvested Restricted Share Units or unexercised Options. A trustee holding unvested shares under the Plan (whether directly or indirectly), shall abrogate from voting on matters which requires shareholder’s approval under the Hong Kong Listing Rules, unless otherwise required by law to vote on beneficial owner’s instructions and such instructions are provided. The Shares to be allotted and issued upon the exercise of an Option or vesting of a Restricted Share Unit will be subject to the provisions of the articles of association of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue at the record date for the Grantee to be recorded on register of shareholders of the Company, provided always that when the date of exercise of the Option or the date of vest falls on a date upon which the register of members of the Company is closed then the exercise of the Option or the vest of the Restricted Share Unit shall become effective on the first business day on which the register of members of the Company is reopened.

13.2

An Award shall be personally awarded to the Grantee and shall not be transferrable or assignable, and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favor of or enter into any agreement with any third party. Any breach of the foregoing by a Grantee shall entitle the Company to cancel, revoke or terminate any Award granted to such Grantee to the extent not already vested, and the Company shall not be liable for any liability.

14.ALTERATION OF SHARE CAPITAL STRUCTURE

14.1

In the event of any alteration in the capital structure of the Company after the effective date of the Plan, whether by way of capitalization of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company, the Board shall make such corresponding adjustments as it deems appropriate in its discretion:

(a)	the number of Shares subject to the Award so far; and/or
(b)	the exercise prices of any unexercised Option and the Purchase Prices of any unvested Restricted Share Unit.
14.2

Any such alteration shall give a Grantee the same proportion of the issued share capital (rounded to the nearest whole Share) of the Company as that to which he/she/it was previously entitled, and no adjustment shall be made to the effect of which would be to enable a Share to be issued at less than its par value (if any). The issue of Shares or other securities of the Group as consideration in a transaction may not be regarded as a circumstance requiring adjustment. Any such adjustment other than that made for the capitalization issue shall be subject to confirmation in writing to the Board by the independent financial adviser or the Company’s Auditors that the adjustment complies with the provisions hereof.

14.3

The capacity of the Auditors or the financial adviser (as the case may be) in this Clause 14 is that of experts and not of arbitrators and their certification or confirmation shall, in the absence of manifest error, be final, conclusive, and binding on the Company and the Grantees.

15.CLAWBACK

15.1

Without prejudice to the other provisions of this Plan, if any Grantee is involved in misconduct or violates standards applicable to the Grantee pursuant to any internal guideline(s) adopted by the Company, which prejudices the reputation of the Group or exposes the Group to significant risks, the Award granted to the Grantee shall automatically lapse. The Board may, at its sole and absolute discretion, determine if the Grantee has committed misconduct, violated standards applicable to the Grantee pursuant to any internal guideline(s) adopted by the Company which prejudiced the reputation of the Group or exposed the Group to significant risks. If the Board exercises its discretion under this provision, it will give the relevant Grantee written notice of such determination and the Board’s interpretation of and determination pursuant to this provision shall be final, conclusive and binding on all parties.

15.2

Where an Option granted to any Grantee has been unexercised (whether vested or not)or a Restricted Share Unit granted to any Grantee has been unvested at the time when the Option or Restricted Share Unit is clawed back, the relevant Option or Restricted Share Unit shall automatically lapse on the date as determined by the Board and shall no longer be exercisable.

15.3

Where an Option granted to any Grantee has already been exercised or a Restricted Share Unit granted to any Grantee has been vested at the time when such Option or Restricted Share Unit is clawed back, the Grantee shall return to the Company, as determined by the Board at its sole and absolute discretion, either (i) the exact number of the relevant vested and clawed back underlying Shares in respect of such Option, Restricted Share Unit or any other type of Award, or (ii) the monetary amount equivalent to the Value of the relevant underlying Share(s) of the Option, Restricted Share Unit or any other type of Award.

16.ALTERATION OF THIS SHARE INCENTIVE PLAN

The Board may at any time amend any provision of the Plan without adversely affecting any right already obtained by any Grantee, unless: (i) has obtained the written consent of the relevant Grantee; (ii) has been approved by special resolution at the relevant Grantee meeting.

17.TERMINATION

The Plan will terminate on the earlier of: (i) the tenth anniversary of the Adoption Date; and (ii) a date of termination as may be determined by the Board, provided that such termination shall not affect any continuing rights in relation to Option, Restricted Share Unit or any other type of Award, which has been granted to an Eligible Participant.

No further Options or Restricted Share Units, or other type of Awards will be offered after termination of the Plan, but Awards granted prior to such termination shall continue to be valid and exercisable in accordance with provisions of this Plan.

18.MISCELLANEOUS

18.1

This Share Incentive Plan shall not form part of any contract of employment between the Company or any Subsidiary and any Eligible Participant, and the rights and obligations of any Eligible Participants under the terms of his or her office or employment shall not be affected by his or her participation in this Share Incentive Plan or any right which he or she may have to participate in it and this Share Incentive Plan shall afford such Eligible Participant no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

18.2

The Company shall bear the costs of establishing and administering this Plan (including any certification from the Trustee, Auditor or approved independent financial adviser (as the case may be), or the cost of providing any other services related to the Plan)

18.3

This Share Incentive Plan shall not confer on any person any legal or equitable right (other than those rights constituting the Awards themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

18.4

A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant, vest, or exercise of the Award. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability.

18.5

A Grantee shall be solely liable to pay all taxes and fulfill all other responsibilities that they may have as a result of their participation in the Plan or the granting, vesting or exercise of any Award.

18.6	The Company shall maintain all necessary books and records relating to the Plan.
18.7

The Board of Directors has the right to interpret this plan. Unless otherwise provided in this Plan or required under the listing rules of the listing venue of the Company’s shares, any interpretation given by the Board shall be final, conclusive, and binding on all parties.

18.8

Any dispute arising in connection with this Plan shall be referred to the decision of the Board in its absolute discretion and whose decision, if not clearly erroneous, shall be final, conclusive, and binding on the Company and the Grantee. If the Board decides to refer any such dispute to be subsequently decided by an Auditor or approved independent Financial Adviser at the sole discretion, the latter shall act as an expert and not as an arbitrator, and their decision shall be final and binding on the Company and the Grantee, subject to no apparent errors.

18.9	This Share Incentive Plan and all Awards granted under the Plan shall be governed by and construed in accordance with the laws of Hong Kong.